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FOR IMMEDIATE RELEASE

US AIRWAYS ANNOUNCES RESIGNATION OF EXECUTIVE VICE
PRESIDENT, OPERATIONS AL CRELLIN

TEMPE, Ariz., Oct. 16, 2006 - US Airways (NYSE: LCC) today announced Executive Vice President, Operations Al Crellin has elected to leave the company, effective Nov. 15. Crellin, 59, oversees the airline's flight operations, maintenance and safety departments. He was instrumental in establishing the airline's operating certificate merger plan, which is on track for completion in the first half of 2007.

Crellin began his airline career at Pacific Southwest Airlines in 1971. He rose through the ranks at PSA and was that airline's vice president of customer service when it was acquired by US Airways in 1988. At US Airways, he held a series of operations roles at the executive level, culminating in executive vice president, operations in 2002. He retained that title at the new US Airways after its merger with America West Airlines in September 2005.

Chairman and CEO Doug Parker said, "Al has dedicated 35 years to our airline and we are extremely grateful for his leadership and professionalism. In the past year, he has done a fantastic job of leading the process to merge US Airways and America West onto a single operating certificate. His experience and operational knowledge have also ensured we have an extremely capable team in place to continue the initiatives he put into place. His contributions to our airline are vast, and we wish him the best in his new endeavors."

With today's announcement, the airline's president, Scott Kirby, will assume overall responsibility for the flight operations, maintenance and safety functions. The maintenance department will continue to report to Senior Vice President, Technical Operations Hal Heule, who will now report to Kirby. In addition, the safety and regulatory compliance department will now report to Heule. The flight operations and inflight departments will continue to report to Senior Vice President, Flight Operations/Inflight Ed Bular, who will now also report to Kirby. Chief Financial Officer Derek Kerr, who prior to today's announcement reported to Kirby, will now report directly to Chairman and CEO Doug Parker.

US Airways and America West's recent merger creates the fifth largest domestic airline employing nearly 35,000 aviation professionals. US Airways, US Airways Shuttle and US Airways Express operate approximately 3,800 flights per day and serve more than 230 communities in the U.S., Canada, Europe, the Caribbean and Latin America. US Airways is a member of Star Alliance, which provides connections for our customers to 841 destinations in 157 countries worldwide. This press release and additional information on US Airways can be found at www.usairways.com. (LCCG)

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